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                                                                   EXHIBIT 10.25

                                  PC-TEL, INC.

                              EMPLOYMENT AGREEMENT

        This Agreement is entered into by and between PC-TEL, INC. (the "Company") and Jeff Miller (the "Employee") this November 27, 2001, effective as of November 7, 2001 (the "Effective Date").

        WHEREAS, the Company desires to induce Employee to become an employee of the Company in the capacity Vice President, Research and Development and the employee desires to accept such employment; and

        WHEREAS the parties desire and agree to enter into an employment relationship by means of this Agreement;

        NOW THEREFORE, it is mutually covenanted and agreed by and among the parties as follows:

        1. Position and Duties. Employee shall be employed, as of the Effective Date, as Vice President, Research and Development reporting to the Chairman and Chief Executive Officer of PC-Tel, Inc., and assuming and discharging such responsibilities as are commensurate with Employee's position. Employee shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort to the performance of his duties hereunder.

        2. At-Will Employment. The parties agree that Employee's employment with the Company shall be "at-will" employment and may be terminated at any time with or without cause or notice. No provision of this Agreement shall be construed as conferring upon Employee a right to continue as an employee of the Company.

        3. Representation of Employee. Employee represents and warrants that he is not subject to any conditions, such as a covenant not to compete with a former employer, that would in any way restrict either the Company's ability and right to employ Employee or Employee's acceptance of such employment, or which would result in the Company incurring additional costs for employing Employee.

        4. Compensation.

               (a) Base Salary. For all services to be rendered by Employee pursuant to this Agreement, beginning as of the Effective Date, Employee shall receive an annual base salary of $190,000, payable in installments in accordance with the Company's normal payroll practices. Employee's annual base salary will be reviewed from time to time in accordance with the Company's established procedures for reviewing salaries of its executive officers.


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               (b) Bonus. Employee shall be entitled to receive an annual bonus targeted to be $95,000.00; $55,000.00 of this bonus shall be paid prior to December 30, 2001 and the remaining $40,000.00 shall be paid upon the completion of the Company's attainment of objectives mutually agreed upon by Employee and the Company and as set forth in Exhibit A to this Agreement. The Company shall work with Employee to establish mutually agreed performance and corporate attainment objectives and to complete Exhibit A not later than 90 days from Employee's start date. For each complete fiscal year thereafter during the term of this Agreement, Employee shall be eligible to receive an annual bonus that is targeted to be up to 50% of Employee's annual base salary based upon Employee's performance and the Company's attainment of certain objectives mutually agreed upon by Employee and the Company. Employee must be employed by the Company on the payment date of any payment period determined for the bonus payout to receive such bonus. The determination of whether Employee has attained the mutually agreed upon objectives, and the timing and amount, if any, of each such annual bonus shall be determined by the Board in its sole discretion.

               (c) Stock Option and Restricted Stock Grant.

        Stock Option Grant. We will recommend to the Board of Directors of the Company that at the next Board meeting, you be granted a stock option entitling you to purchase up to 150,000 shares of the Company's Common Stock (the "Option Shares"), at an exercise price per Option Share equal to the fair market value per Option Share on the grant date (the "Option"). All of the options shall initially be unvested. Each month from the grant date, 1/36th of the Option Shares shall vest and become exercisable, provided Employee continues in the employment of the Company on each such vesting date (so that as of the third anniversary of the grant date all of the Option Shares shall be vested). The Option shall be subject to the terms and conditions of the stock option agreement evidencing the Option.

                      (i) Restricted Stock Grant. We will recommend to the Board of Directors of the Company that Employee be granted 15,000 shares of the Company's Common Stock (the "Restricted Shares"). Such shares shall initially be unvested and subject to repurchase by the Company at a price of $0.01 per share. Employee shall acquire a vested interest in, and the Company's repurchase right shall accordingly lapse with respect to, 50% of the Restricted Shares on December 31, 2002 and 50% of the Restricted Shares on December 31, 2003, provided Employee continues in the employment of the Company on such vesting date (so that as of December 31, 2003, all of the Restricted Shares shall be vested.) The restricted stock grant shall be subject to the terms and conditions of the restricted stock award agreement evidencing the restricted stock grant.

                      (ii) Acceleration Upon Certain Termination Following Change of Control. The vesting of the Option Shares and the Restricted Shares may be subject to acceleration in accordance with the terms and conditions set forth in the Management Retention Agreement between the Company and Employee (the "Management Retention Agreement").

        5. Vacation. Employee shall be entitled to vacation benefits established by the Company commensurate with Employee's status as the Vice President, Research and Development of the Company. The Company's vacation policy may be revised from time to time.


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        6. Other Benefits. Employee shall be entitled to participate in the executive and employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive and Employee Benefit Plans are outlined in Exhibit B.

        7. Expenses. The Company shall reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. When employee is required to travel to the California facility, the Company's expense policy shall be modified for Employee as set forth in Exhibit C attached (Commuting Benefits). In addition, the Employee shall be entitled to receive a $750.00 per month car allowance, or its equivalent, which shall be separate from any car expenses incurred in Exhibit C.

        8. Taxes. In the event that reimbursement to Employee of travel, entertainment, other expenses, or Commuting Benefits are subject to State and Federal taxes, the Company shall "gross up" the reimbursement to cover the additional tax liability. In addition, Should any of employee's income from all sources become subject to California State income tax, the Company shall "gross up" the difference in State and Federal tax liability from what it would have been had employee been taxed solely as an Illinois resident on that income.

        9. Severance. Severance.

               (a) Termination Following a Change of Control. If Employee's employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Employee is entitled, if any, shall be governed by the Management Retention Agreement (which includes the definition of Change of Control).

               (b) Termination by Company Without Cause and Apart From Change of Control. If, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, Employee's employment is terminated (i) involuntarily by the Company for reasons other than Cause, death or Disability or (ii) by Employee pursuant to a Voluntary Termination for Good Reason, then Employee shall be entitled to receive the following benefits from the Company:

                      (i) Salary Continuation. Employee shall receive continuation of Employee's then current Base Salary for a period of 12 months following Employee's termination of employment by the Company for reasons other than Cause. All such severance payments shall be paid in accordance with the Company's normal payroll practices. Such continuation of Employee's Base Salary shall be in lieu of any and all other benefits which Employee is entitled to receive on the date of Employee's termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company. Employee shall not be entitled to pro-rated payment of an annual bonus.


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                      (ii) Benefits. Employee shall receive one hundred percent
(100%) of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Employee immediately prior to Employee's termination of employment by the Company for reasons other than Cause ("Company-Paid Coverage"). If such coverage included Employee's dependents immediately prior to Employee's termination, such dependents shall also be covered at the Company's expense. Company-Paid Coverage shall continue until the earlier of (i) 12 months following the date of Employee's termination by the Company for reasons other than Cause (the "Termination Date"), or (ii) the date upon which Employee or Employee's dependents become covered under another employer's group health, dental and vision insurance benefit plans. If, after 18 months following the Termination Date, Employee has not become covered under another employer's group health, dental and vision insurance benefit plans, Employee may independently obtain health, dental and vision insurance benefits comparable in the aggregate in scope and coverage to that provided by the Company to Employee immediately prior to the Termination Date, and the Company shall reimburse Employee for the cost of the premiums paid for such benefits until the earlier of (i) 6 months following the termination of Company-Paid Coverage, or (ii) the date upon which Employee or Employee's dependents become covered under another employer's group health, dental and vision insurance benefit plans. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the qualifying event for Employee and his or her dependents shall be the Termination Date.

                      (iii) Partial Accelerated Vesting. All equity awards from the Company then held by Employee shall partially accelerate, or if Employee is then holding unvested shares, Company's right to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or been released from such repurchase right under each respective equity award if Employee's employment with the Company had continued for an additional 12 months following Employee's effective termination date for reasons other than for Cause.

               (c) Other Termination. If Employee's employment is terminated by the Company for Cause, or by Employee for any reason, including death or Disability but other than pursuant to a Voluntary Termination for Good Reason, then Employee shall not be entitled to receive severance or other benefits pursuant to this Section, but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefit plans and policies existing at the time of such termination.

        10. Confidential Information. Employee agrees to maintain the confidentiality of all confidential and proprietary information of the Company and is delivering simultaneously with his execution of this Agreement an executed confidentiality agreement substantially in the form attached hereto as Exhibit B.

        11. Definitions.


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               (a) Base Salary. "Base Salary" shall mean Employee's annual
Company salary at the rate in effect immediately preceding Employee's date of termination with the Company.

               (b) Cause. "Cause" shall mean (i) an act of personal dishonesty taken by Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Employee, (ii) Employee being convicted of a felony, (iii) a willful act by Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to Employee of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Employee has not substantially performed his duties, continued violations by Employee of Employee's obligations to the Company which are demonstrably willful and deliberate on Employee's part.

               (c) Voluntary Termination for Good Reason. "Voluntary Termination for Good Reason" shall mean Employee voluntarily resigns after the occurrence of any of the following (i) without Employee's express written consent, a material reduction of Employee's duties, title, authority or responsibilities, relative to Employee's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute grounds for a "Voluntary Termination for Good Reason;" (ii) without Employee's express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which Employee was entitled immediately prior to such reduction with the result that Employee's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); or (v) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of Employee.

        12. Arbitration.

               (a) Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in the county of Santa Clara, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The Company and Employee shall each select one arbitrator, and the two arbitrators shall select a third arbitrator, each of which arbitrators shall be independent. The arbitrators may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators' decision in any court having jurisdiction.

               (b) The arbitrators shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. Employee hereby consents to the personal jurisdiction


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of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

               (c) Without breach of this arbitration agreement and without abridgement of the powers of the arbitrators, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary.

               (d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

        13. Right to Advice of Counsel. Employee acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

        14. Successors.

               (a) Company's Successors. For all purposes under this Agreement, the term "Company," as applicable, shall include any successor to the Company's business and/or assets or which becomes bound by the terms of this Agreement by operation of law.

               (b) Employee's Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        15. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing overnight courier service. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary

        16. Miscellaneous Provisions.

               (a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.


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               (b) Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

               (c) Integration. This Agreement together with the Management Retention Agreement and the stock option agreement and restricted stock grant agreement contemplated in Section 5 above, and the confidentiality agreement contemplated in Section 9 above represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

               (d) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by two authorized officers of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (e) Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

               (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  [Remainder of page intentionally left blank]


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        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.

                                       PC-TEL, INC.

                                       By: /s/ Michael Pastor

                                       Title: Vice President, Human Resources

                                       EMPLOYEE:

                                       /s/ Jeffrey A. Miller
                                       --------------------------------
                                       Jeff Miller


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                                    EXHIBIT A

                             PERFORMANCE MILESTONES


MILESTONES                     ANTICIPATED DATE                     AMOUNT
----------                     ----------------                     ------
    TBD
    TBD
    TBD
    TBD
    TBD


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                                                                       EXHIBIT B

                        EXECUTIVE & EMPLOYEE BENEFIT PLAN

                             2001 BENEFITS OVERVIEW

MEDICAL:

PC TEL provides the following medical plan options for its employees and their eligible dependents:

BLUE CROSS OF CALIFORNIA: PPO

**IN NETWORK PROVIDER COVERAGE SUMMARY:

        - Physicians of your choice and BX contracted physicians, all geographic areas

        - Employee monthly co-payment for PPO medical plan ranges from $7.50/mo. to $24.00/mo.

        -       $10.00 for regular scheduled office visits

        -       Calendar year deductibles are $250/member and $750/family

        -       Prescription plan is comprehensive

        - Out of pocket maximum per calendar year is $2000/member and lifetime benefit is $5000,000/member

        - All other services are generally covered at 100% with some nominal co-payments

**OUT-OF-NETWORK PROVIDER COVERAGE SUMMARY:

        - Physicians of your choice and BX contracted physicians, all geographic areas

        - Employee monthly co-payment for PPO medical plan ranges from $2.50/mo. to $8.00/mo.

        -       Most services are covered at 70% after deductibles

        -       Calendar year deductibles are $250/member and $750/family

        -       Prescription plan is comprehensive

        - Out of pocket calendar year maximum is $4000/member and lifetime benefit is $5000,000/member

BLUE CROSS OF CALIFORNIA: HMO

        -       Contracted physicians, all geographic areas

        - Employee monthly co-payment for HMO medical plan ranges from $2.50/mo. to $8.00/mo.

        -       $5.00 for regular office visits

        -       No calendar year deductibles

        -       Prescription plan is comprehensive

        - Out of pocket calendar years maximum is $1,500/member and no lifetime maximum

KAISER:

        - Employee monthly co-payment for Kaiser medical plan ranges from $2.50/mo. to $8.00/mo.

        -       $10.00 for regular office visits

        -       No calendar year deductibles

        - Out of pocket calendar year maximum is $1500/member and lifetime maximum is unlimited

DENTAL:

PC TEL dental benefit plan is as follows:

CANADA LIFE DENTAL: PDO

        -       Annual maximum benefit is $2000

        -Calendar year deductible is $50 for individuals and $150 for families.


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        -       After deductibles have been met the following coverage shall apply: Preventative dental care is covered at 100%, general at 100%, and major at 50%

VISION:

        - A complete vision coverage plan is offered by PC TEL through the Vision Service Plan for employees and their dependents, including VSP network plan and out-of-network plans.

LIFE INSURANCE:

        - Coverage is equal to two times your annual base salary, up to $100,000 of coverage

SHORT TERM DISABILITY INSURANCE:

        - PC TEL STD insurance covers 67% of an employee's salary, up to $1,500.00 per week. There is a 7 day elimination period and a maximum benefit duration of 90 days. After 90 days, Long-term Disability insurance begins.

LONG TERM DISABILITY INSURANCE:

        - PC TEL LTD insurance covers 67% of an employee's salary, up to $6,500 per month. There is a 90-day elimination period. The first 90 days of disability insurance are paid by Short-term Disability insurance.

EMPLOYEE STOCK PURCHASE PLAN:

        - Allows employees to purchase PCTEL stock at a 15% discount from market value.

HOLIDAYS:

        -       PC TEL provides 10 holidays per year:

        -       New Year's Day          Thanksgiving Day

        -       President's Day         The day after Thanksgiving

        -       Memorial Day            Christmas Eve

        -       Independence Day        Christmas Day

        -       Labor Day               The day after Christmas

PAID TIME OFF:

        -       PC TEL provides the following Paid Time Off Plan:

        -       Length of Employment:   Yearly PTO:

        -       0-1 years               15 days

        - For each additional year of employment, one day of PTO is added, to a maximum of 25 days PTO annually.

401K SAVINGS PLAN:

        - PC TEL provides its employees with a 401(k) retirement and savings plan. Employees may contribute up to 15% of income on a pre-tax basis. The maximum annual contribution, established by the Internal Revenue Service, is currently $10,500.00 for 2001.

125 CAFETERIA PLAN:

        - PC TEL provides its employees with a 125 Cafeteria Plan (AKA Flexible Spending Account) based upon pre-tax employee contributions. This plan provides a pre-tax savings account for eligible dependent care and healthcare costs.


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EDUCATIONAL ASSISTANCE:

        - PC TEL understands the importance of continuing education and will assist employees in their pursuit of formal studies. Formal accredited college and university courses are covered, including tuition, books, labs and registration fees.


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                                                                       EXHIBIT C


                               COMMUTING BENEFITS